Exhibit 99.1

Cost-U-Less Reports Earnings of 12 cents per share for Third Quarter.

Bellevue, WA, November 13, 2006

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for its third fiscal quarter ended October 1, 2006 (Q3 2006).

Highlights for Q3 2006 were as follows:

•	EPS of $0.12 on net income of $0.5MM compared to EPS of $0.15 on net income of $0.6MM for the corresponding period a year ago (Q3 2005).

•	Operating income of $1.0MM compared to operating income of $1.2MM for Q3 2005.

•	Sales of $54.6MM compared to $53.0MM for Q3 2005.

•	Comparable store sales (stores open a full 13 months) increase of 3.5% over Q3 2005.

An improvement in gross margin dollars of $0.3MM on higher sales and a reduction in corporate general and administrative expenses of $0.1MM partially offset a $0.6MM or 9.0% increase in store operating expenses. Store expenses increased due to several factors, over a third of which related to utility costs that were 21% higher than in Q3 2005. Store expenses were also negatively affected by the additional labor required during the remodel and expansion of the company’s store in St Thomas. This project was successfully completed on August 10, 2006.

“Undoubtedly the escalation in our utility costs took its toll this quarter in addition to the one-time charges for expanding our St. Thomas store,” said J. Jeffrey Meder, the Company’s President and CEO. “Prior to this quarter we have largely been able to offset the rising utility costs with improvements elsewhere. Going forward, we will continue to explore every avenue either to decrease these costs with investments in energy-saving equipment, or to offset these costs with gross margin improvement strategies and lower expenses in other areas.”

The Company will hold a conference call to discuss its financial results on Tuesday, November 14, 2006, at 8:00 a.m. Pacific Time. The presentation will be broadcast live over the Internet in a listen-only mode through www.earnings.com. Hyperlinks to the webcast are available through www.costuless.com, www.streetevents.com and other financial websites. An on-demand replay of the webcast also will be available beginning at 1:00 p.m. Pacific Time, November 14, 2006, and subsequently will be archived and available at www.costuless.com for approximately 30 days.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com.

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 1, 2006	September 25, 2005	October 1, 2006	September 25, 2005

Net sales	$54,613	$53,011	$162,873	$158,545
Merchandise costs	44,301	42,991	132,309	129,253
Gross profit	10,312	10,020	30,564	29,292

Operating expenses:
Store	7,719	7,084	22,254	20,789
General and administrative	1,528	1,652	4,871	4,862
Store openings	106	63	259	327
Store closings	—	22	—	81
Total operating expenses	9,353	8,821	27,384	26,059

Operating income	959	1,199	3,180	3,233

Other income (expense):
Interest expense, net	(101)	(121)	(314)	(231)
Other	14	(14)	(1)	68
Income before income taxes	872	1,064	2,865	3,070

Income tax provision	350	425	1,110	1,185
Net income	$522	$639	$1,755	$1,885

Earnings per common share:
Basic	$0.13	$0.16	$0.44	$0.48
Diluted	$0.12	$0.15	$0.41	$0.45

Weighted average common shares outstanding, basic	4,022,798	3,989,876	4,013,937	3,920,927
Weighted average common shares outstanding, diluted	4,255,781	4,207,219	4,240,312	4,159,784

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	October 1, 2006	January 1, 2006
ASSETS

Current assets:
Cash and cash equivalents	$4,961	$5,304
Accounts receivable, net	867	843
Inventories, net	25,463	23,027
Other current assets	1,593	1,136
Total current assets	32,884	30,310

Buildings and equipment, net	20,959	18,550
Deposits and other assets	718	772

Total assets	$54,561	$49,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,274	$15,062
Accrued expenses and other liabilities	5,345	5,422
Line of credit	454	80
Current portion of long-term debt	267	267
Current portion of capital lease	306	226
Total current liabilities	23,646	21,057

Other long-term liabilities	1,409	1,192
Long-term debt, less current portion	1,811	2,011
Capital lease, less current portion	1,684	1,329
Total liabilities	28,550	25,589

Commitments and contingencies	—	—

Shareholders’ equity	26,011	24,043

Total liabilities and shareholders’ equity	$54,561	$49,632